Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Fincera Inc. on Form S-8 of our report dated May 1, 2017, with respect to our audits of the consolidated financial statements of Fincera Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the three years ended December 31, 2016 and our report dated May 1, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Fincera Inc. as of December 31, 2016 appearing in the Annual Report on Form 20-F of Fincera Inc. for the year ended December 31, 2016.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Guangzhou, China

May 26, 2017